Exhibit 99.2

Letter to Brokers

General Motors Corporation

Exchange Offers and Consent Solicitations

Pursuant to the Prospectus, dated April 27, 2009

EACH OF THE EXCHANGE OFFERS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON MAY 26, 2009, UNLESS EXTENDED. WITH RESPECT TO ANY SERIES OF OLD NOTES, TENDERS MAY NOT BE WITHDRAWN AFTER 11:59 P.M., NEW YORK CITY TIME, ON MAY 26, 2009, EXCEPT IN LIMITED CIRCUMSTANCES AS SET FORTH IN THE APPLICABLE OFFER DOCUMENTS (AS DEFINED BELOW).

April 27, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We are enclosing herewith the documents listed below relating to the offer by General Motors Corporation (“GM”) and General Motors Nova Scotia Finance Company, (together with GM, “we,” “our,” “us” or the “issuers”) to exchange (the “Exchange Offers”) 225 shares of GM common stock for each 1,000 U.S. dollar equivalent of principal amount (or accreted value, if applicable) of each series of old notes set forth on Annex A hereto (“old notes”), in accordance with and subject to the terms and conditions set forth in the prospectus dated April 27, 2009 as filed with the U.S Securities and Exchange Commission (the “U.S. Prospectus”), or in the case of holders located outside of the United States, in accordance with and subject to the terms and conditions set forth in a separate U.K. prospectus dated on or about April 27, 2009 as approved by the United Kingdom Listing Authority or a separate Canadian offering memorandum dated April 27, 2009 (the “Canadian Offering Memorandum”), as applicable, copies of which accompany this letter, and the letter of transmittal (as each may be amended or supplemented from time to time) (collectively, the “Offer Documents”). Certain terms used and not defined herein shall have the respective meanings ascribed to them in the U.S. Prospectus.

In addition, in connection with the Exchange Offers, (a) we will pay, in cash, accrued interest on old GM notes, other than the discount notes, and (b) GM Nova Scotia will pay, in cash, accrued interest on the old GM Nova Scotia notes, in each case, from and including the most recent interest payment date to, but not including, the settlement date.

Concurrently with the exchange offers, we are soliciting consents (the “Consent Solicitations”) from the holders of old notes to amend (the “Proposed Amendments”) the terms of the debt instruments that govern each series of old notes. Under these proposed amendments (a) the material covenants and events of default other than the obligation to pay principal and interest on the old notes would be removed and (b) an early call option would be added in each series of non-USD old notes (as defined below), which we would exercise to redeem any non-tendered non-USD old notes for the exchange consideration offered pursuant to the Exchange Offers (i.e., 225 shares of GM common stock per 1,000 U.S. dollar equivalent of principal amount of non-USD old notes). Except for holders who tender non-USD old notes prior to the date on which the registration statement of which the U.S. Prospectus forms a part is declared effective, holders may not tender their old notes pursuant to the Exchange Offers without delivering consents to the Proposed Amendments, and holders may not deliver consents to the Proposed Amendments pursuant to the Consent Solicitations without tendering their old notes.

We are requesting that you contact your clients for whom you hold old notes through your account (the “Beneficial Holders”) with The Depository Trust Company (“DTC”) regarding the Exchange Offers and Consent Solicitations. For your information and for forwarding to your clients for whom you hold old notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	A form of letter which may be sent to your clients for whose account you hold old notes through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Exchange Offers and Consent Solicitations;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3.	A copy of the appropriate Offer Documents based on each Beneficial Holder’s residence.

The Exchange Offers and Consent Solicitations are being made in various jurisdictions. In order to comply with the laws of the local jurisdiction where each Beneficial Holder is a resident, you must send each Beneficial Holder a copy of the appropriate Offer Document that corresponds to the jurisdiction in which such Beneficial Holder is resident as follows:

•	United States residents must receive the U.S. Prospectus dated April 27, 2009, as filed with the SEC;

•	Canadian residents must receive the Canadian Offering Memorandum dated April 27, 2009; and

•

Residents of any country other than the United States or Canada must receive a copy of the U.K. Prospectus dated on or about April 27, 2009, as approved by the United Kingdom Listing Authority only if such resident is a “non-U.S. qualified offeree” (as defined in the U.S. Prospectus).

YOUR PROMPT ACTION IS REQUESTED. OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFERS MAY BE WITHDRAWN AT ANY TIME BEFORE THE WITHDRAWAL DEADLINE. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

GM will agree to pay a soliciting dealer fee equal to $5.00 for each 1,000 U.S. dollar equivalent principal amount (or, in the case of the discount notes, accreted value) of old notes that are validly tendered and accepted for purchase pursuant to the Exchange Offers to retail brokers that are appropriately designated by their Beneficial Holder clients to receive this fee, but only if the old notes for each applicable series that are tendered by or for that Beneficial Holder have an aggregate U.S. dollar equivalent principal amount of $250,000 or less. Soliciting dealer fees will only be paid to retail brokers upon consummation of the Exchange Offers. No soliciting dealer fees will be paid if the Exchange Offers are not consummated, and such fee will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation of GM may reasonably request. In addition, we will pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in connection with forwarding copies of the Offer Documents and related documents to the beneficial owners of old notes and in connection with handling or forwarding tenders for exchange and payment. We will pay or cause to be paid any transfer taxes applicable to the tender of old notes. You must return the Soliciting Dealer Form set forth on Annex B hereto to the Exchange Agent to receive the soliciting dealer fee.

Any inquiries you may have with respect to Exchange Offers or Consent Solicitations, or requests for additional copies of the enclosed materials or the Letter of Transmittal, should be directed to D.F. King & Co., Inc., the Solicitation and Information Agent for the Exchange Offers, at their New York office telephonically at (212) 269-5550 (collect), toll free at (800) 769-7666 or by facsimile at (212) 809-8838 or, at their London office telephonically at +44 20 7920 9700 (collect), toll free at 00 800 5464 5464 or by facsimile at 20 7588 7300 or in each case through email at gm@dfking.com.

Please refer to “The Exchange Offers and Consent Solicitation—Procedures for Tendering Old Notes” in the U.S. Prospectus for a description of the procedures which must be followed to tender old notes in the Exchange Offers and participate in the Consent Solicitations.

Very truly yours,

General Motors Corporation

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF GM OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures

Annex A

The table below identifies the corresponding CUSIP/ISIN, outstanding principal amount and applicable debt instrument governing each series of old notes subject to the Exchange Offers and Consent Solicitations.

Series of Old Notes
CUSIP /ISIN	Outstanding Principal Amount (1)	Title of Old Notes to be Tendered	Applicable Debt Instrument (2)
USD Old Notes
370442691	USD 1,001,600,875	1.50% Series D Convertible Senior Debentures due June 1, 2009	1995 Indenture
370442BB0	USD 1,500,000,000	7.20% Notes due January 15, 2011	1995 Indenture
37045EAS7	USD 48,175,000	9.45% Medium-Term Notes due November 1, 2011	1990 Indenture
370442BS3	USD 1,000,000,000	7.125% Senior Notes due July 15, 2013	1995 Indenture
370442AU9	USD 500,000,000	7.70% Debentures due April 15, 2016	1995 Indenture
370442AJ4	USD 524,795,000	8.80% Notes due March 1, 2021	1990 Indenture
37045EAG3	USD 15,000,000	9.4% Medium-Term Notes due July 15, 2021	1990 Indenture
370442AN5	USD 299,795,000	9.40% Debentures due July 15, 2021	1990 Indenture
370442BW4	USD 1,250,000,000	8.25% Senior Debentures due July 15, 2023	1995 Indenture
370442AV7	USD 400,000,000	8.10% Debentures due June 15, 2024	1995 Indenture
370442AR6	USD 500,000,000	7.40% Debentures due September 1, 2025	1990 Indenture
370442AZ8	USD 600,000,000	6 3/4% Debentures due May 1, 2028	1995 Indenture
370442741	USD 39,422,775	4.50% Series A Convertible Senior Debentures due March 6, 2032	1995 Indenture
370442733	USD 2,600,000,000	5.25% Series B Convertible Senior Debentures due March 6, 2032	1995 Indenture
370442717	USD 4,300,000,000	6.25% Series C Convertible Senior Debentures due July 15, 2033	1995 Indenture
370442BT1	USD 3,000,000,000	8.375% Senior Debentures due July 15, 2033	1995 Indenture
370442AT2	USD 377,377,000(1)	7.75% Discount Debentures due March 15, 2036	1995 Indenture
370442816	USD 575,000,000	7.25% Quarterly Interest Bonds due April 15, 2041	1995 Indenture
370442774	USD 718,750,000	7.25% Senior Notes due July 15, 2041	1995 Indenture
370442121	USD 720,000,000	7.5% Senior Notes due July 1, 2044	1995 Indenture
370442725	USD 1,115,000,000	7.375% Senior Notes due May 15, 2048	1995 Indenture
370442BQ7	USD 425,000,000	7.375% Senior Notes due May 23, 2048	1995 Indenture
370442766	USD 690,000,000	7.375% Senior Notes due October 1, 2051	1995 Indenture
370442758	USD 875,000,000	7.25% Senior Notes due February 15, 2052	1995 Indenture

Series of Old Notes
CUSIP /ISIN	Outstanding Principal Amount (1)	Title of Old Notes to be Tendered	Applicable Debt Instrument (2)
Euro Old Notes
XS0171942757	EUR 1,000,000,000	7.25% Notes due July 3, 2013	July 3, 2003 FPAA
XS0171943649	EUR 1,500,000,000	8.375% Notes due July 5, 2033	July 3, 2003 FPAA
Old GM Nova Scotia Notes
XS0171922643	GBP 350,000,000	8.375% Guaranteed Notes due December 7, 2015	July 10, 2003 FPAA
XS0171908063	GBP 250,000,000	8.875% Guaranteed Notes due July 10, 2023	July 10, 2003 FPAA

(1)	Represents the principal amount at maturity. The exchange consideration offered to holders of discount notes will be based on the accreted value thereof as of the settlement date. As of June 30, 2009, the accreted value of the discount notes will be $568.94 per $1,000 principal amount at maturity thereof.

(2)	The debt instruments governing the old notes are the (a) Indenture dated as of November 15, 1990 between GM and Wilmington Trust Company, as Successor Trustee (the “1990 Indenture”); (b) Indenture dated as of December 7, 1995 between GM and Wilmington Trust Company, as Successor Trustee (the “1995 Indenture”); (c) Fiscal and Paying Agency Agreement dated as of July 3, 2003 among GM, Deutsche Bank AG London and Banque Générale du Luxembourg S.A. (the “July 3, 2003 FPAA”); and (d) Fiscal and Paying Agency Agreement dated as of July 10, 2003 among General Motors Nova Scotia Finance Company, GM, Deutsche Bank Luxembourg S.A. and Banque Générale du Luxembourg S.A. (the “July 10, 2003 FPAA”), in each case as amended or supplemented prior to the date of this U.S. Prospectus.

Annex B

SOLICITING DEALER FORM

As described in the U.S. Prospectus, General Motors will pay a soliciting dealer fee of $5.00 for each 1,000 U.S. dollar equivalent principal amount of old notes that are validly tendered and accepted for purchase pursuant to the applicable exchange offer to retail brokers that are appropriately designated by their clients to receive this fee, but only for old notes tendered by or for a beneficial owner if the old notes for each applicable series tendered by or for that beneficial owner have an aggregate U.S. dollar equivalent principal amount of $250,000 or less. In order to be eligible to receive the soliciting dealer fee, this Soliciting Dealer Form, properly completed, must be received by the Exchange Agent at or prior to the Expiration Date applicable to such old notes. General Motors shall, in its sole discretion, determine whether a broker has satisfied the criteria for receiving a soliciting dealer fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and in respect of bona fide tenders). General Motors will pay soliciting dealer fees promptly after the Settlement Date applicable to such old notes. Tendering holders are not obligated to pay brokerage fees or commissions to the Dealer Manager, the Exchange Agent, the Solicitation and Information Agent or General Motors.

NAME AND ADDRESS OF BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR ANY OTHER ELIGIBLE RECIPIENT THAT SOLICITED INSTRUCTIONS TO SUBMIT

Name of Firm (Please Print)

Attention of Individual at Firm (Please Print)

Address: (Street)

(City, State/ Province/Region and Zip /Postal Code)

(Country)

Telephone Number

If payment of the soliciting dealer fee is to be made by wire transfer, include wire transfer instructions below:

Bank Name:	ABA#:

Account Name:	Account#:

Beneficial Owners tendering not more than 250,000 U.S. dollar equivalent principal amount for each applicable series of Old Notes

Beneficial Owners	Transaction Code Reference Number	Title of Old Notes Tendered	Aggregate Principal Amount Participating
Beneficial Owner #1

Beneficial Owner #2

Beneficial Owner #3

Beneficial Owner #4

Beneficial Owner #5

Beneficial Owner #6

(Attach additional list, if necessary and affix the list to this Soliciting Dealer Form)

Aggregate Soliciting Dealer Fee:

****

RETURN THIS SOLICITING DEALER FORM TO THE EXCHANGE AGENT

The acceptance of compensation by such soliciting dealer will constitute a representation by it that (a) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (b) it is entitled to such compensation for such solicitation under the terms and conditions of the exchange offers; (c) in soliciting a tender, it has used no solicitation materials other than those furnished by General Motors; and (d) if it is a foreign broker or dealer not eligible for membership in the Financial Institution Regulatory Authority (“FINRA”), it has agreed to conform to the FINRA’s Rules of Fair Practice in making solicitations.